Exhibit (h)(2)

Schedule A

As Amended on October 29, 2010

To Administration Agreement Dated as of September 9, 1996

By and Between

The Universal Institutional Funds, Inc. and Morgan Stanley Investment Management Inc.

Universal Institutional Fund, Inc.

Capital Growth Portfolio

Core Plus Fixed Income Portfolio

Emerging Markets Debt Portfolio

Emerging Markets Equity Portfolio

Global Franchise Portfolio

Global Real Estate Portfolio

Global Tactical Asset Allocation Portfolio

Mid Cap Growth Portfolio

Small Company Growth Portfolio

U.S. Real Estate Portfolio